Exhibit 10.1

2011 Management Incentive Compensation Plan

2011 Management Incentive Compensation Plan

1.	Purpose of the Plan

The Management Incentive Compensation Plan (the “Plan”) is designed to offer incentive compensation to officers and management-level employees (the “Associates”) of Micromet, Inc. and its subsidiary Micromet AG (collectively, “Micromet”) by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support the achievement of the corporate goals.  The Plan will create an environment that will focus Associates on the achievement of objectives.  Since cooperation between departments and Associates is required to achieve the corporate goals and because such corporate goals represent a significant portion of the incentive compensation paid under the Plan, the Plan fosters teamwork and a cohesive management team.  The Plan is designed to:

•	Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value

•	Reward those individuals who significantly impact corporate results

•	Encourage increased teamwork among all disciplines within Micromet

•	Incorporate an incentive program in the overall compensation program of Micromet to help attract and retain key Associates

2.	Plan Governance

The President and CEO of Micromet, Inc. (the “Chief Executive Officer”) will be responsible for the administration of the Plan for Associates of Micromet, Inc., and the Vorstand of Micromet AG (“Executive Management Board”) will be responsible for the administration of the Plan for Associates of Micromet AG, except that the Compensation Committee (the “Committee”) of the Board of Directors of Micromet, Inc. (the “Board”) will be responsible for approving any incentive awards to the Chief Executive Officer and the senior vice presidents constituting the Executive Management of Micromet, Inc. (each of whom hereafter referred to as “EM Member”).

3.	Eligibility

3.1.
The EM Members are eligible to participate in the Plan. Any other Associates who may be eligible to participate in the Plan will be selected at the sole discretion of Micromet.   Each EM Member and each Associate selected to participate in the Plan is hereafter referred to as a “Plan Participant”.

3.2.
In order to be eligible to receive any incentive award under this Plan, an Associate (a) must have been in an eligible position for at least three (3) consecutive months during the Plan year; (b) must not be a part-time Associate (i.e. working fewer than 30 hours per week); and (c) must have had at least an average rating of 3.0 on his or her most recent performance review (on a scale of 1.0 to 5.0, with 5.0 being the highest rating).  If an eligible Associate has been on probation for performance or other issues at any time during the Plan year or during the period from the end of the Plan year until the time at which bonus determinations are made, any award to such individual will be subject to the discretion of Micromet.

4.	Form of Incentive Award Payments

Incentive award payments may be made in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the Committee, subject to the approval of the Board.   In the event that the Committee and the Board elect to pay incentive awards in stock or stock options, the Committee, in its sole discretion, will make a determination of the number of shares of stock or stock options to be issued to each Plan Participant based, in part, upon the Plan Participant’s achievement of corporate and personal goals as described below.  The issuance of stock and stock options may also be subject to the approval of Micromet, Inc.’s stockholders, and any stock options issued will be subject to the terms and conditions of Micromet, Inc.’s 2003 Equity Incentive Award Plan, as amended from time to time by Micromet, Inc.

5.	Target Award Multiplier

The target incentive award of each Plan Participant is determined by applying a “target award multiplier” to the base salary of the Plan Participant.  The target award multiplier is dependent on the management level of the Plan Participant.  The following target award multipliers will apply to determine the target incentive award of the Plan Participants for the Plan year, provided that the Committee, based on individual circumstances and in its discretion, may approve a target award multiplier for a Plan Participant that is different from that listed below:

Position	Target Award Multiplier
President & CEO	60%
Senior Vice President (EM Member)	40%
Vorstand (AG)/Geschaeftsfuehrer (GmbH)	35%
Vice President	30%
Executive Director	25%
Senior Director	20%
Director	20%
Associate Director	15%
Senior Manager	15%

6.	Corporate and Personal Goals

6.1.
Prior to or within 90 days after the beginning of the Plan year, the Chief Executive Officer will present to the Committee a list of the overall corporate goals for the Plan year, which are subject to approval of the Committee and the Board of Directors of Micromet, Inc.  The Committee assigns a percentage to each corporate goal based on the relative importance of the goal compared to the other corporate goals, with the sum of all percentages amounting to 100%.  All Plan Participants develop a list of personal goals, which must be approved by the immediate supervisor and the EM Member responsible for the applicable department, or by the Chief Executive Officer for personal goals of the other EM Members.  The supervisor assigns a percentage to each personal goal based on the relative importance of the goal compared to the other personal goals, with the sum of all percentages amounting to 100%.

6.2.
The Plan calls for incentive awards based on the achievement of annual corporate and personal goals that have been approved as described in Section 6.1 above.  The relative weight between corporate goals and personal goals varies based on the Plan Participant’s level within the organization.  The weighting of the corporate goals relative to the personal goals for the Plan year is as follows:

Position	Weighting of Corporate Goals	Weighting of Personal Goals
President & CEO	100%	0%
Senior Vice President (EM Member)	75%	25%
Vorstand (AG)/Geschaeftsfuehrer GmbH)	75%	25%
Vice President	75%	25%
Executive Director	50%	50%
Senior Director	50%	50%
Director	50%	50%
Associate Director	25%	75%
Senior Manager	25%	75%

7.	Assessment of Performance

7.1.	Achievement of Corporate Goals

Within 30 days after the end of the Plan year, the Chief Executive Officer will present to the Committee his assessment of the achievement of the corporate goals for that Plan year.  The Committee will review and discuss the assessment with the Chief Executive Officer, and will determine the percentage of the achievement of the corporate goals during a meeting of the Committee in a closed session.  The same payment multiplier for the corporate goals determined by the Committee will be used for all Plan Participants in any given year.  The Committee may, in its discretion, include achievements that have not been established as corporate goals at the beginning of the Plan year or determine that the level of achievement of a particular corporate goal exceeds 100%.

7.2.	Achievement of Personal Goals

Within 30 days after the end of the Plan year, the Chief Executive Officer will present to the Committee his assessment of the achievement of the personal goals of each EM Member for that Plan year.  The Committee will review and discuss the assessment with the Chief Executive Officer, and will determine the percentage of the achievement of the personal goals during a meeting of the Committee in consultation with the Chief Executive Officer.

Each supervisor will determine the achievement of the personal goals of the Associates reporting to him, subject to the approval of the EM Member responsible for the applicable department.  The final determination of the achievement of the personal goals will be made by the Executive Management taking into account the variances in goal setting and assessment practices across the departments of Micromet.
The Committee and the supervisors may, in their discretion, include achievements that have not been established as personal goals at the beginning of the Plan year or determine that the level of achievement of a particular personal goal exceeds 100%.

8.	Calculation of Cash Incentive Award

8.1.
The example below shows sample cash incentive award calculations under the Plan.  First, the target award is calculated by multiplying the Plan Participant’s base salary by the target award multiplier.  This amount is then divided between its corporate component and its individual component based on the weighting assigned for the specific management level.

8.2.
After the end of the Plan year, the achievement of the corporate and personal goals (each expressed as a percentage) will be established as described above.  The corporate award multiplier, which is based on overall corporate performance, is used to calculate corporate goal component of the incentive award by multiplying the target award for the corporate goal component by the percentage of the corporate goal achievement determined by the Committee.  The percentage determined by the Compensation Committee or the responsible supervisor for the achievement of the personal goals of a Plan Participant is used in the same way to calculate the personal goal component of the incentive award.

Example:

Target Award Calculation
Position:	Executive Director
Base Salary:	$120,000
Target Award Multiplier:	25%
Target Award (in dollars):	$30,000	($120,000 x 25%)

Weighting of Corporate and Personal Goals for Executive Directors
Corporate goals:	50%
Personal goals:	50%

Target Award
Target Award based on corporate goals:	$15,000	($30,000 x 50%)
Target Award based on personal goals:	$15,500	($30,000 x 50%)

Assumed achievement of corporate and personal goal achievement:
Achievement of corporate goals	90%
Achievement of personal goals	95%

Actual Incentive Award
Corporate component	$13,500	($15,000 x 90%)
Individual component	$14,250	($15,000x 95%)

9.	Payment of the Incentive Award

9.1.
Annual performance reviews for Plan Participants will be completed before March 31 of the year following the Plan year.  Payment of incentive awards will be made as soon as practicable thereafter.  Incentive award calculations will be based on the Plan Participant’s base salary as of December 31 of the Plan year.  In addition to the required review process, incentive award payments to the President & CEO and to the Senior Vice President and CFO will be made after the completion and issuance of Micromet, Inc.’s year-end audited Financial Statements for the Plan year.

9.2.
Plan Participants, who have been in an eligible position for less than a year, but for at least three months, will receive a pro-rata bonus based on the number of days in an eligible position.  If a Plan Participants is promoted during the Plan year from one target award multiplier level to another, his or her incentive award will be calculated based on their base salary on December 31 of the Plan year, but based on the amount of time during the Plan year served at each target award multiplier level.

10.	Termination

If a Plan Participant has given or received a notice of termination or if a Plan Participant’s employment is terminated prior to the payment of the incentive award under this Plan, Micromet will have sole and absolute discretion as to whether or not to pay an incentive award. If Micromet decides to pay an incentive award to such Plan Participant, Micromet will have sole and absolute discretion as to whether to pay the full amount or a portion of the amount of the incentive award that may be payable to the Plan Participant in accordance with the provisions of this Plan.

11.	Absolute Right to Alter or Abolish the Plan

Micromet reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid.  Such discretion may be exercised any time before, during, and after the Plan year is completed.  No Plan Participant will have any vested right to receive any compensation hereunder until actual delivery of such compensation.

12.	Employment Duration/Employment Relationship

This Plan does not, and Micromet’s policies and practices in administering this Plan do not, constitute a contract or other agreement concerning the duration of any Plan Participant’s employment with Micromet.  The employment relationship of each Plan Participant of Micromet, Inc. is “at will” and may be terminated at any time by Micromet, Inc. or by the Plan Participant, with or without cause.  The employment relationship of each Plan Participant of Micromet AG is governed by the employment agreement of the Plan Participant and applicable German law.